Exhibit 3.45

CERTIFICATE OF FORMATION

OF

KSL DESERT RESORTS MANAGEMENT CO., LLC

This Certificate of Formation of KSL Desert Resorts Management Co., LLC (the “Company”) dated as of March 11, 2004, is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is KSL Desert Resorts Management Co., LLC.

SECOND. The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD. The name and address of the registered agent for service of process of the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Stephanie L. Kuhlen
Stephanie L. Kuhlen, Authorized Person

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

OF

KSL DESERT RESORTS MANAGEMENT CO., LLC

It is hereby certified that:

1. The name of the Delaware limited liability company (hereinafter called the “limited liability company”) is: KSL Desert Resorts Management Co., LLC

2. The certificate of formation of the limited liability company is hereby amended by striking out Articles FIRST and SECOND thereof and by substituting in lieu of said Articles the following new Articles FIRST and SECOND:

“‘FIRST. The name of the limited liability company formed hereby is:

90210 Desert Resorts Management Co., LLC”

“SECOND. The name and address of the registered agent for service of process and the registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.”

Dated: February 1, 2006

/s/ Ted Middleton
Authorized Person
Ted Middleton, Senior Vice President